EXHIBIT 99.1

For additional information, contact:

Wilbur Roat, President and Chief Executive Officer

Belmont Bancorp.

(740)-699-3127

FOR RELEASE: May 25, 2005

SUBJECT: BELMONT BANCORP. ANNOUNCES SHAREHOLDER APPROVAL OF MERGER

Belmont Bancorp. (“Belmont”), parent of Belmont National Bank, is pleased to report that its shareholders approved the Agreement and Plan of Merger, previously announced in December 2004, by and between Belmont and Sky Financial Group, Inc. (“Sky”). Proxies were received for approximately 77.1% of the 11,126,278 outstanding shares of Belmont. Votes cast in favor of the proposed transaction totaled 8,297,304 shares, representing 74.6% of the total shares outstanding and over 96% of the shares participating in the vote. Approval of the proposal required a vote in favor of the transaction by a majority of the outstanding shares.

Belmont shareholders can elect to receive cash in the amount of $6.15 per Belmont common share, common shares of Sky at the rate of 0.219 common shares of Sky for each Belmont common share, or a combination of the two in exchange for their Belmont common shares. A proration mechanism will be implemented to assure that 72.5% of the outstanding Belmont common shares will be exchanged for Sky common shares and 27.5% of the outstanding Belmont common shares will be exchanged for cash. The deadline for making this election is May 27, 2005 at 5:00 p.m. Eastern Daylight Saving time.

Management anticipates that the merger of Belmont with and into Sky will occur on June 1, 2005, with the merger of Belmont National Bank into Sky Bank effective at the close of business on June 3, 2005.

Belmont Bancorp., a holding company with total assets of $294 million, operates Belmont National Bank offices in Bellaire, Bridgeport, Cadiz, Lansing, New Philadelphia, St. Clairsville, Schoenbrunn and Shadyside, Ohio, and in the Woodsdale and Elm Grove areas of Wheeling, West Virginia. Belmont Bancorp. common stock trades on the NASDAQ SmallCap Market under the symbol “BLMT.” Sky Financial Group, Inc. common stock trades on the NASDAQ National Market under the symbol “SKYF.”